As filed with the United States Securities and Exchange Commission on April 18, 2023 under the Securities Act of 1933, as amended.

No. 333-270951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ares Acquisition Corporation II

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1592112
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Ares Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

(310) 201-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Ogilvie

c/o Ares Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

(310) 201-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies:

Monica J. Shilling, P.C. Philippa Bond, P.C. H. Thomas Felix Kirkland & Ellis LLP 2049 Century Park East, 37th Floor Los Angeles, CA 90067 Tel: (310) 552-4200 Fax: (310) 552-5900	Christian Nagler, P.C. Tamar Donikyan Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Paul D. Tropp Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Tel: (212) 596-9000 Fax: (212) 596-9090

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333- 270951) (the “Form S-1”) of Ares Acquisition Corporation II is being filed solely for the purpose of filing Exhibit 10.1 to the Form S-1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1, the signature page and the filed exhibit, and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC expenses	$79,840
FINRA expenses	$109,175
Accounting fees and expenses	$40,000
Printing and engraving expenses	$35,000
Legal fees and expenses	$400,000
NYSE listing and filing fees	$85,000
Miscellaneous	$50,985

Total	$800,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On March 19, 2021, our sponsor paid $25,000 to cover certain of our offering costs in consideration of 25,156,250 Class B ordinary shares, par value $0.0001. On February 8, 2023, 22,281,250 Class B ordinary shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of Class B ordinary shares outstanding from 25,156,250 shares to 2,875,000 shares. On March 23, 2023, we effectuated share capitalizations resulting in the Sponsor holding an aggregate of 11,500,000 Class B ordinary shares. Up to 1,500,000 founder shares are subject to forfeiture depending on the extent to which the underwriters’

over-allotment option is exercised. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. If we increase or decrease the size of this offering, we will effect a share capitalization or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to our Class B ordinary shares prior to the consummation of this offering in such amount as to maintain the number of founder shares at 20% of the total number of Class A ordinary shares and Class B ordinary shares outstanding at such time.

Our sponsor has agreed to purchase an aggregate of 12,300,000 private placement warrants (or 13,500,000 private placement warrants if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant ($12,300,000 in the aggregate or $13,500,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(i)	The Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

(i)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(ii)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(iii)	The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement.

3.1**	Memorandum and Articles of Association.

3.2**	Form of Amended and Restated Memorandum and Articles of Association.

4.1**	Specimen Unit Certificate.

4.2**	Specimen Class A Ordinary Share Certificate.

4.3**	Specimen Warrant Certificate.

4.4**	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

5.1**	Opinion of Kirkland & Ellis LLP.

5.2**	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands Legal Counsel to the Registrant.

10.1*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.

10.2**	Form of Registration and Shareholder Rights Agreement among the Registrant and the Sponsor.

10.3**	Form of Private Placement Warrants Purchase Agreement between the Registrant and the Sponsor.

10.4**	Form of Indemnity Agreement.

10.5**	Form of Administrative Services Agreement between the Registrant and the Sponsor.

10.6**	Amended and Restated Promissory Note, dated as of February 8, 2023, between the Registrant and the Sponsor.

10.7**	Securities Subscription Agreement, dated March 19, 2021, between the Registrant and the Sponsor.

10.8**	Form of Letter Agreement between the Registrant and the Sponsor and each director and executive officer of the Registrant.

10.9**	Form of Promissory Note between the Registrant and the Sponsor.

10.10**	Form of Promissory Note (over-allotment) between the Registrant and the Sponsor.

10.11**	Form of Consulting and Advisory Services Agreement between the Registrant and Ares Management Capital Markets LLC.

23.1**	Consent of WithumSmith+Brown, PC.

23.2**	Consent of Kirkland & Ellis LLP (included on Exhibit 5.1).

23.3**	Consent of Maples and Calder (Cayman) LLP (included on Exhibit 5.2).

99.1**	Consent of Felicia Thornton.

107**	Filing Fee Table.

*	Filed herewith
**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 18th day of April, 2023.

ARES ACQUISITION CORPORATION II

By:	/s/ David B. Kaplan
Name:	David B. Kaplan
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ David B Kaplan David B. Kaplan	Chief Executive Officer and Co-Chairman (principal executive officer)	April 18, 2023

/s/ Jarrod Phillips Jarrod Phillips	Chief Financial Officer (principal financial and accounting officer)	April 18, 2023

/s/ Michael J Arougheti Michael J Arougheti	Co-Chairman	April 18, 2023